Exhibit 16.1

July 19, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 19, 2018 of KT High-Tech Marketing, Inc. (the “Company”) and are in agreement with the statements relating to Chen & Fan Accountancy contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Chen & Fan

Chen & Fan Accountancy Corporation